Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of CoStar Group, Inc. of our report dated March 28, 2014, relating to the financial statements of Apartments.com, which appears in CoStar Group, Inc.’s Current Report on Form 8-K/A dated June 2, 2014. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

June 2, 2014